February 19, 2003
To the Audit Committee of the
Huntington Funds:
Gentlemen:
In planning and performing our audit of the financial statements of the Huntington
 Funds - Huntington Money Market Fund,
Huntington Ohio Municipal Money Market Fund,
Huntington Florida Tax-Free Money Fund,
Huntington U.S Treasury Money Market Fund,
Huntington Growth Fund, Huntington Income
Equity Fund, Huntington Rotating Index
Fund, Huntington Dividend Capture
Fund, Huntington International Equity
Fund, Huntington Mid Corp America Fund, Huntington
 New Economy Fund, Huntington Mortgage Securities
 Fund, Huntington Ohio Tax-Free Fund, Huntington
 Michigan Tax-Free Fund, Huntington Fixed Income
 Fund, Huntington Intermediate Government Income
 Securities Fund, Huntington Short/Intermediate
 Fixed Income Securities Fund and Huntington Situs
 Small Cap Fund, for the periods ended
December 31, 2002, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.
The management of the Huntington Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.
Because of inherent limitations in any
internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.
Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of December 31, 2002.

This report is intended solely for the information and use of management, the Audit Committee of the Huntington Funds and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.
Very truly yours,
KPMG LLP
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